Exhibit 10.1.2
AMENDMENT TO THE
CONSOLIDATED EDISON RETIREMENT PLAN
Effective January 1, 2027
WHEREAS, the Board of Directors and the Board of Trustees have the authority to amend in whole or in part any or all of the provisions of the Consolidated Edison Retirement Plan (the “Retirement Plan”); and
    WHEREAS, pursuant to Article X, Amendment, Merger and Termination, the Vice President – Human Resources (an “Authorized Officer”) is authorized to execute certain provisions of the Retirement Plan;
    NOW, THEREFORE, the Retirement Plan is amended as set forth below, effective as of January 1, 2027:
1.The Title Page is amended by adding the following to the end of that Section:

36.    Amended to take into account the 2026-2031 Memorandum of Understanding between Local Union 503 of the International Brotherhood of Electrical Workers, AFL-CIO and changes approved by the O&R Board of Directors that changes the Pivot Years for O&R Management Participants and O&R Hourly Participants – One Pivot Year Update for Those Who Retire On or After January 1, 2027 and One Pivot Year Update for Those Who Retire On or After January 1, 2030.

37.    Amended to reflect an increase in pension supplemental payments between the ages 60-62 for O&R Participants.

2.The Introduction is amended by adding the following to the end of that Section:

As a result of the Board of Directors and Board of Trustees approval of the 2026-2031 Memorandum of Understanding between the International Brotherhood of Electrical Workers, AFL-CIO and its Local 503 and O&R, the Retirement Plan is amended effective January 1, 2027 to provide for (i) two pivot year updates for O&R Hourly Participants who retire on or after January 1, 2027 (2024 Pivot Year) and on or after January 1, 2030 (2027 Pivot Year); and (ii) an increase to the pension supplement for an O&R Hourly Participants to $1,350. The changes described in this paragraph also were made for O&R Management Participants.

3.Article IV, Eligibility for and Amount of Benefits, Section 4.04, Early Retirement, subsection (c), O&R Participants, subsection (4) is amended, in its entirety, to read as follows:
Supplemental Payment Between Ages 60 and 62. A supplemental payment shall be paid to a retired O&R Participant whose Early Retirement Pension Allowance

Exhibit 10.1.2
commencement date occurs on or after the date on which the O&R Participant attains age sixty (60) but prior to the Participant’s attaining age sixty-two (62). Effective for an O&R Management Participant or O&R Hourly Participant who retires on or after January 1, 2027, the supplemental payment will be increased from one thousand two hundred dollars ($1,200) a month to one thousand three hundred fifty dollars ($1,350) a month. The monthly supplemental payments will cease with the payment made on the earlier of the first day of the month in which occurs the retired Participant’s death or attainment of age sixty-two (62). The monthly supplemental payments will be paid only to a retired O&R Participant who is eligible as set forth herein and shall not be subject to optional forms of payment or Spouse’s or vested O&R Participant Spouse’s Allowances. The monthly supplemental payments are not part of the retired O&R Participant’s monthly Pension Allowance and are not subject to the pension benefit adjustments, but are subject to cessation in the event of re-employment which results in cessation of the retired O&R Participant’s monthly Pension Allowance.

Except as expressly modified in accordance with the provisions of this Amendment to the Retirement Plan, all other terms and conditions set forth in the Retirement Plan will remain in full force and effect.